Letter from the CEO

Take a moment to think back to what you were doing in 1990. Many of you may have been starting a career or already had an established career in the financial services industry, and things looked much different at that time. The introduction of Fintech changed the financial landscape dramatically. Debit cards have nearly replaced check writing, and mobile wallets, online banking and banking apps have become more prevalent. However, one thing has remained constant for all these years, our Affordable Housing Program (AHP).

As we celebrate 30 years of AHP, we celebrate you, our members, who have used our programs to create homeownership opportunities, stability and partnerships in your communities. Since 1990, $700 million in grant funds, which equates to $7.3 billion in leveraged capital for local economies, has been dispersed through our members, creating homes for nearly 120,000 individuals. More importantly, these grants have strengthened the foundations of the communities you serve.

It is because of you that AHP has been such a success. As our partners in identifying needs, distributing funds and strengthening communities, your participation in Competitive AHP, Home$tart or the Native American Homeownership Initiative has had a profound impact. It’s your business that drives this community impact. Our unique structure outlines that 10 cents of every dollar earned is made available to members to reinvest in their own communities. We like to call it the “community investment dividend”; the more you use your cooperative, the more funds are available to invest into your local economies. Homes are created, dollars are spent, businesses benefit and communities thrive.

This cycle of borrowing and reinvestment is crucial to our cooperative structure, and none of it can happen without you. The true value of your dollars are seen throughout your communities - the resident who found refuge in a homeless shelter, the homeowner who benefited from a helping hand or the citizen who spent time in a new community center. The stories are as varied and colorful as the district we serve. Each one made possible because of our members.

For those of you who aren’t active in our Affordable Housing Program, I invite you to explore the possibilities it can provide. Creating sustainable affordable housing solutions begins with our members taking the first step. Reach out to our Community Investment Department or your Relationship Manager to get started.

As we look towards a new year, we hope for one less turbulent and unpredictable, but we’re thankful for another year of impact. Another year to support our members in filling the needs of your communities and creating lasting relationships. So here’s to another 30 years of homes and community and partnership, I can’t wait to see what we achieve together.

Best,

Kris Williams
President & CEO

Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank’s operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as believes, projects, expects, anticipates, estimates, intends, strategy, plan, could, should, may, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty, and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. As a result, you are cautioned not to place undue reliance on such statements.